EXHIBIT 99.1
ImmunityBio Announces $320 Million Investment by Oberland
Capital, with $210 Million Funded at
Closing, Bringing Total Financing in 2023 to $850 Million
•Up to $300 million non-dilutive capital exchanged for royalty payments on future ImmunityBio immunotherapy product revenue with up to a $20 million equity investment
•Royalty financing includes $200 million funded at closing, and $100 million to be funded contingent upon FDA approval of the Company’s BLA for Anktiva® in combination with BCG for NMIBC with PDUFA date of April 23, 2024
•Equity investment includes $10 million funded at closing and a five-year option to purchase up to an additional $10 million
•Aggregate of $850 million capital raised in 2023, with $320 million from institutional investors and $530 million from founder
CULVER CITY, Calif., January 2, 2024 — ImmunityBio, Inc. (NASDAQ: IBRX), a clinical-stage immunotherapy company (“ImmunityBio” or the “Company”), today announced an up to $320 million royalty financing and equity investment in the Company by Oberland Capital, with $210 million of gross proceeds received at closing on December 29, 2023. The additional capital provides significant financial resources for the Company to accelerate its commercialization efforts in anticipation of a potential regulatory approval, as well as to expand its pipeline within the broader urological cancer space. The proceeds will also be used to fund ongoing business operations and clinical trials expanding N-803 (Anktiva®) indications into multiple solid tumors.
ImmunityBio’s commercialization efforts are in anticipation of potential U.S. Food and Drug Administration (“FDA”) approval of Anktiva in combination with Bacillus Calmette-Guérin (“BCG”) for the treatment of patients with BCG-unresponsive non-muscle invasive bladder cancer (“NMIBC”) with carcinoma in situ (CIS) with or without Ta or T1 disease. The Company announced on October 23, 2023 that it had resubmitted its Biologics License Application (“BLA”) to the FDA, and announced on October 26, 2023 that the FDA had set a user fee goal date (PDUFA date) for the BLA resubmission of April 23, 2024. The Company’s pipeline is based on broad immunotherapy and cell therapy platforms that are designed to attack cancer and infectious pathogens by activating both the innate and adaptive branches of the immune system in an orchestrated manner.
“This transaction raises significant capital for the Company to support important growth plans, yet with limited equity dilution and with a cap on total payments tied to the initial investment,” said Richard Adcock, Chief Executive Officer and President of ImmunityBio. “Besides providing a capital source at a key inflection point for ImmunityBio, this investment demonstrates strong confidence by Oberland Capital in our future, and in particular in the potential value of Anktiva in bladder cancer, as well as the direction of our clinical pipeline.”
“We are excited to partner with ImmunityBio on the potential launch of Anktiva in the treatment of bladder cancer,” said Andrew Rubinstein, Managing Partner at Oberland Capital. “This investment aligns with our strategy of investing in near-commercial stage biopharmaceutical companies with highly differentiated products and deep clinical pipelines.”

The investment from Oberland Capital takes the form of a $300 million Revenue Interest Purchase Agreement (“RIPA”) that is non-dilutive to current investors, of which $200 million was funded at closing, and $100 million is to be funded contingent upon FDA approval of the Company’s BLA for Anktiva in combination with BCG for NMIBC, and subject to other terms and conditions as set forth in the RIPA. Under the terms of the RIPA, Oberland Capital will have a right to receive initially tiered single-digit royalty payments on net sales of the Company’s products, which are capped at a multiple of their investment. In addition, the Company has entered into a purchase agreement with Oberland Capital for the private placement of 2,432,894 shares issued at closing, representing $10 million of gross proceeds based on the trailing 30-trading days VWAP. Oberland Capital has also an option to purchase an additional $10 million of common stock at a future date.
In connection with the RIPA, the Company and Nant Capital entered into amendments to extend the maturity dates of certain existing promissory notes with an aggregate principal amount of approximately $505 million from December 31, 2024 to December 31, 2025, and to allow Nant Capital to convert up to an aggregate of $380 million of principal, plus accrued and unpaid interest, into shares of common stock at a price per share equal to a 75% premium to the closing market price on January 3, 2024. Nant Capital and the RIPA Purchaser Agent also concurrently entered into a Subordination Agreement, pursuant to which the Notes were subordinated to the Company’s obligations to the Purchasers under the RIPA.
Jefferies LLC acted as exclusive financial advisor to the Company on the transaction.
About ImmunityBio
ImmunityBio is a vertically-integrated, clinical-stage biotechnology company developing next-generation therapies and vaccines that bolster the natural immune system to defeat cancers and infectious diseases. The Company’s range of immunotherapy and cell therapy platforms, alone and together, act to drive and sustain an immune response with the goal of creating durable and safe protection against disease. ImmunityBio is applying its science and platforms to treating cancers, including the development of potential cancer vaccines, as well as developing immunotherapies and cell therapies that ImmunityBio believes sharply reduce or eliminates the need for standard high-dose chemotherapy. These platforms and their associated product candidates are designed to be more effective, accessible, and easily administered than current standards of care in oncology and infectious diseases.
N-803 is investigational. Safety and efficacy have not been established by any Health Authority or Agency, including the FDA.
For more information, please visit https://ir.immunitybio.com.
About Oberland Capital
Oberland Capital is a private investment firm formed in 2013 with assets under management of approximately $3.5 billion, focused exclusively on investing in the global healthcare industry and specializing in flexible investment structures customized to meet the specific needs of its transaction partners. Oberland Capital’s broad suite of financing solutions includes monetization of royalty streams, acquisition of future product revenues, creation of project-based financing structures, and investments in traditional debt and equity. With a combination of deep industry knowledge and extensive structured finance experience, the Oberland Capital team has a history of creating value for its transaction partners.
For more information, please visit www.oberlandcapital.com or contact Johnna Schifilliti at (212) 257-5850.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements regarding the financing transactions described herein and use of proceeds to be received from such financing, the ultimate amount of proceeds expected to be received, the regulatory review process and timing thereof, ImmunityBio’s commercialization strategy for N-803, and ImmunityBio’s pipeline and development of therapeutics for cancers and infectious diseases, among others. While ImmunityBio believes the BLA resubmission addresses the issues identified in the FDA’s complete response letter, there is no guarantee that the FDA will ultimately agree that such issues have been successfully addressed and resolved. Statements in this press release that are not statements of historical fact are considered forward-looking statements, which are usually identified by the use of words such as “anticipates,” “believes,” “continues,” “goal,” “could,” “estimates,” “scheduled,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “indicate,” “projects,” “seeks,” “should,” “will,” “strategy,” and variations of such words or similar expressions. Statements of past performance, efforts, or results of our preclinical and clinical trials, about which inferences or assumptions may be made, can also be forward-looking statements and are not indicative of future performance or results. Forward-looking statements are neither forecasts, promises nor guarantees, and are based on the current beliefs of ImmunityBio’s management as well as assumptions made by and information currently available to ImmunityBio. Such information may be limited or incomplete, and ImmunityBio’s statements should not be read to indicate that it has conducted a thorough inquiry into, or review of, all potentially available relevant information. Such statements reflect the current views of ImmunityBio with respect to future events and are subject to known and unknown risks, including business, regulatory, economic and competitive risks, uncertainties, contingencies and assumptions about ImmunityBio, including, without limitation, (i) the risks and uncertainties associated with the regulatory review process, (ii) whether or not the FDA will ultimately determine that the BLA resubmission and related actions successfully addresses and resolves the issues identified in the FDA’s complete response letter, (iii) uncertainties regarding the timeline of FDA review of the resubmitted BLA, (iv) any inability to successfully work with the FDA to find a satisfactory solution to address any concerns in a timely manner or at all during the review process for the BLA, including any inability to provide the FDA with data, analysis or other information sufficient to support an approval of the BLA, (v) the ability of ImmunityBio and its third party contract manufacturing organizations to adequately address the issues raised in the CRL, (vi) any potential facility re-inspections that may be required regarding ImmunityBio’s third party contract manufacturing organizations or otherwise and results therefrom, (vii) whether the FDA accepts the data and results as included in the BLA resubmission at levels consistent with the published results, or at all, (viii) whether the FDA approval milestone necessary to achieve the second payment of $100 million in connection with the financing transaction described herein will be achieved, (ix) ImmunityBio’s ability to comply with the terms, conditions, covenants, restrictions and obligations set forth in the revenue interest purchase agreement and related transaction documents, (x) the ability of ImmunityBio to continue its planned preclinical and clinical development of its development programs through itself and/or its investigators, and the timing and success of any such continued preclinical and clinical development and planned regulatory submissions, (xi) ImmunityBio’s ability to retain and hire key personnel, (xii) ImmunityBio’s ability to obtain additional financing to fund its operations and complete the development and commercialization of its various product candidates, (xiii) ImmunityBio’s ability to successfully commercialize its product candidates and uncertainties around regulatory reviews and approvals, (xiv) ImmunityBio’s ability to scale its manufacturing and commercial supply operations for its product candidates and future approved products, and (xv) ImmunityBio’s ability to obtain, maintain, protect and enforce patent protection and other proprietary rights for its product candidates and technologies. More details about these and other risks that may impact ImmunityBio’s business are described under the heading “Risk Factors” in the Company’s Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 1, 2023 and the Company’s Form 10-Q filed with the SEC on November 9, 2023, and in subsequent filings made by ImmunityBio with the SEC, which are available on the SEC’s website at www.sec.gov. ImmunityBio cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. ImmunityBio does not undertake any duty to update any forward-looking statement or other information in this press release, except to the extent required by law.

Contacts:

Investors	Media
Hemanth Ramaprakash, PhD, MBA	Greg Tenor
ImmunityBio, Inc.	Salutem
+1 858-746-9289	+1 717-919-6794
Hemanth.Ramaprakash@ImmunityBio.com	Gregory.Tenor@Salutem.com